Exhibit 10.22

AGREEMENT OF SUBLEASE

between

CITIBANK, N.A., Sublandlord

and

NATIONAL BENEFIT LIFE INSURANCE COMPANY, Subtenant

Premises:

The 44th Floor

One Court Square

Long Island City, New York 11120

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24.	USA Patriot Act	17

25.	Miscellaneous	17

EXHIBITS:

EXHIBIT A	Leases	A-1
EXHIBIT B	Floor Plan of Premises	B-1
EXHIBIT C	Furniture List	C-1
EXHIBIT D	Landlord’s Work	D-1

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AGREEMENT OF SUBLEASE

AGREEMENT OF SUBLEASE (this “Sublease”), made as of the 12th day of June, 2009, between CITIBANK, N.A., a national banking association, with an address c/o Citi Realty Services, Two Court Square, 4th Floor, Long Island City, New York 11120, (“Sublandlord”), and NATIONAL BENEFIT LIFE INSURANCE COMPANY, a New York life insurance corporation, with a principal place of business at 333 West 34th Street, 10 th Floor, New York, New York 10001 (“Subtenant”).

R E C I T A L S :

A. WHEREAS, Reckson Court Square, LLC (“Landlord”), a Delaware limited liability company, and Sublandlord entered into a certain lease, dated as of May 12, 2005 (the “Lease”), pursuant to which Landlord leased to Sublandlord the entire building located (the “Building”) located at One Court Square, Long Island City, New York, all as more particularly described in the Master Lease (a redacted copy of which Lease is attached hereto as Exhibit A and by this reference made a part hereof);

B. WHEREAS, Sublandlord desires to sublease to Subtenant a portion of the Building being the entire rentable area of the forty fourth (44th) floor of the Building consisting of approximately 31,749 rentable square feet, as more particularly indicated by crosshatching on Exhibit B attached hereto (the “Premises”), and Subtenant desires to hire the Premises from Sublandlord on the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, it is mutually agreed as follows:

1. Subleasing of Premises. Sublandlord hereby subleases to Subtenant, and Subtenant hereby hires from Sublandlord, the Premises, upon and subject to the terms and conditions hereinafter set forth. This Sublease is contingent upon the non-disapproval of this Sublease by the New York Insurance Department (the “Non-Disapproval”) on or before the Commencement Date (the “Non-Disapproval Contingency”). If the Non-Disapproval does not occur on or before the Commencement Date, then Subtenant shall have the option by written notice given to Sublandlord on the Commencement Date, time being of the essence with respect to the giving of such notice, to either terminate this Sublease for all purposes effective as of the Commencement Date (the “Non-Disapproval Termination Option”) or waive the Non-Disapproval Contingency set forth above. If the Non-Disapproval does not occur on or before the Commencement Date and the Subtenant does not on the Commencement Date exercise in writing the Non-Disapproval Termination Option, then Subtenant will be deemed to have irrevocably waived the Non-Disapproval Contingency and Subtenant’s Non-Disapproval Termination Option shall automatically be deemed null and void.

2. Term; Renewal Options.

2.1 The term (the “Term”) of this Sublease shall commence on the later of (i) September 1, 2009 or (ii) the date that an executed counterpart of this Sublease is delivered to Landlord in accordance with Section 7.07(a) of the Master Lease (the later of such dates, the “Commencement Date”) and shall terminate on the date that is one day prior to the fifth (5th) anniversary of the Commencement Date (the “Expiration Date”), or on such earlier date upon which the Term shall expire or be canceled or terminated pursuant to any of the conditions or covenants of this Sublease or the Master Lease, or pursuant to law, or such later date as the Term may be extended in accordance with Section 26 of this Sublease. Subtenant shall not have any option to extend the term of this Sublease except as expressly set forth in Section 26 herein.

2.2 If Sublandlord is unable or fails to deliver possession of the Premises on the Commencement Date (i) Sublandlord shall not be subject to any liability for failure to give possession, (ii) Subtenant waives the right to recover any damages which may result from such failure to give possession and agrees that the provisions of this Section 2.2 shall constitute an “express provision to the contrary” within the meaning of Section 223(a) of the New York Real Property Law, and (iii) the Commencement Date shall be postponed until the date of notice given to Subtenant stating that the Premises are ready for delivery to Subtenant.

3. Base Rent and Additional Rent.

3.1 Commencing on the Commencement Date Subtenant shall pay to Sublandlord, as base rent (“Base Rent”) during the Term (subject to adjustment on January 1 as set forth below) the sum of Eight Hundred Nine Thousand Five Hundred Ninety Nine and 50/100 ($809,599.50) Dollars per annum, payable in equal monthly installments of Sixty Seven Thousand Four Hundred Sixty Six and 63/100 ($67,466.63) Dollars in advance no later than three (3) business days prior to the first (1st) day of each month during the Term. The installment of Base Rent for the first full calendar month of the Term following the Commencement Date shall be due and payable upon the execution of this Sublease. If the Commencement Date shall occur on a date other than the first day of any calendar month, the Base Rent payable hereunder for such month shall be prorated on a per-diem basis and shall be paid three (3) days prior to the first day of the first full month following the Commencement Date. Notwithstanding the foregoing to the contrary, upon written notice from Sublandlord to Subtenant, the Base Rent will be adjusted by Sublandlord on January 1 of each calendar year of the Term or any extensions thereof based upon the Subtenant’s pro-rata share (which the parties agree is 2.27% calculated by taking the 31,749 rentable square feet of the 44th floor divided by the 1,401,609 rentable square feet of the building and then multiplying by 100) of increases or decreases in Sublandlord’s operating costs (sum of all building operating costs, including but not limited to maintenance and repair, water and sewer charges, building management, taxes, cleaning, utilities, electric, HVAC, and janitorial supplies) for the Building. Such adjustment of Base Rent shall be determined by Sublandlord in its sole and absolute discretion.

3.2 In addition to the Base Rent reserved herein, Subtenant agrees to pay to Sublandlord as additional rental all other payments for which Sublandlord shall become responsible to Landlord under the Lease in respect of the Premises, Subtenant’s use or occupancy thereof or by reason of any act or omission of Subtenant (collectively, the “Additional Rent”), including, without limitation, any payments accruing as a result of (i) any increases in insurance premiums as provided in Article 9 of the Master Lease resulting from any act or omission of Subtenant, (ii) any additional rent payable on account of Subtenant’s use of extra heating, ventilation or air conditioning (before 8am and after 6pm on weekdays and anytime on weekends – overtime HVAC will be paid by Subtenant as Additional Rent at the rate of $75.00 per hour or portion thereof) and (iii) any additional rent payable on account of any services provided to Subtenant other than basic maintenance, repair and cleaning of the Premises. Notwithstanding the foregoing provisions of Section 3.1 and 3.2, Subtenant shall not be obligated to pay Sublandlord additional rent for real estate taxes, operating expenses, electric and water charges, except to the extent that the same may be increased as a result of Subtenant’s particular manner of use or occupancy of the Premises.

3.3 If Subtenant shall fail to pay when due any installment of Base Rent, Additional Rent or other costs, charges and sums payable by Subtenant hereunder (such Additional Rent or other costs, charges and sums, together with Base Rent, hereinafter collectively referred to as the “Rental”), Subtenant shall pay to Sublandlord, in addition to such installment of Base Rent or Rental, as the case may be, as a late charge and as additional rent, a sum equal to interest at the Applicable Rate (hereinafter defined) per annum on the amount unpaid, commencing from the date such payment was due to and including the date of payment. The “Applicable Rate” shall be the rate equal to the lesser of (a) two (2) percentage points above the rate of interest announced from time to time by Citibank, N.A. as its prime, reference or corporate base rate, changing as and when said prime, reference or corporate base rate changes or (b) the maximum rate permitted by applicable law.

3.4 All Base Rent and other Rental shall constitute rent under this Sublease, and shall be payable to Sublandlord at its address as set forth in Article 13 hereof, unless Sublandlord shall otherwise so direct in writing.

3.5 Subtenant shall promptly pay the Rental as and when the same shall become due and payable without setoff, offset or deduction of any kind whatsoever, except as expressly set forth herein, and, in the event of Subtenant’s failure to pay the same when due (subject to grace periods provided herein), Sublandlord shall have all of the rights and remedies provided for herein or at law or in equity, in the case of non-payment of rent.

3.6 Sublandlord’s failure during the Term to prepare and deliver any statements or bills required to be delivered to Subtenant hereunder, or Sublandlord’s failure to make a demand under this Sublease shall not in any way be deemed to be a waiver of, or cause Sublandlord to forfeit or surrender its rights to collect any Rental which may have become due pursuant to this Sublease during the Term. Subtenant’s liability for Rental due under this Sublease accruing during the Term, and Sublandlord’s obligation to refund overpayments of or adjustments to Rental paid to it by Subtenant, shall survive the expiration or earlier termination of this Sublease.

4. Use. Subtenant shall use and occupy the Premises for general office purposes and for no other purpose and otherwise in accordance with the terms and conditions of the Master Lease. Under no circumstances shall Tenant use the Premises for any use prohibited by Section 2.04 of the Master Lease

5. Covenants with Respect to the Master Lease.

5.1 Subtenant shall not do anything that would constitute a default under the Master Lease or omit to do anything that Subtenant is obligated to do under the terms of this Sublease so as to cause there to be a default under the Master Lease.

5.2 The time limits set forth in the Master Lease for the giving of notices, making demands, performance of any act, condition or covenant, or the exercise of any right, remedy or option, are changed for the purpose of this Sublease, by lengthening or shortening the same in each instance, as appropriate, so that notices may be given, demands made, or any act, condition or covenant performed, or any right, remedy or option hereunder exercised, by Sublandlord or Subtenant, as the case may be (and each party covenants that it will do so) within three (3) days prior to the expiration of the time limit, taking into account the maximum grace period, if any, relating thereto contained in the Master Lease. Each party shall promptly deliver to the other party copies of all notices, requests or demands which relate to the Premises or the use or occupancy thereof after receipt of same from Landlord.

6. Subordination to and Incorporation of the Master Lease.

6.1 Subtenant hereby acknowledges that it has read and is familiar with the provisions of the Master Lease and agrees that this Sublease is in all respects subject and subordinate to the terms and conditions of the Master Lease and to all matters to which the Master Lease is subject and subordinate. In addition, this Sublease shall also be subject to and Subtenant accepts this Sublease subject to any amendments, modifications or supplements to the Master Lease hereafter made, provided that Sublandlord shall not enter into any amendment, modification or supplement that would prevent or materially adversely affect the use by Subtenant of the Premises in accordance with the terms hereof, increase the obligations of the Subtenant or decrease its rights hereunder, shorten the Term hereof or increase the Rental required to be paid by subtenant hereunder. Subtenant shall protect, defend, indemnify and hold harmless Sublandlord for and against, any and all losses, damages, penalties, liabilities, costs and expenses, including, without limitation, reasonable and necessary attorneys’ fees and reasonable and necessary disbursements, which may be sustained or incurred by Sublandlord by reason of Subtenant’s failure to keep, observe or perform any of the terms, provisions, covenants, conditions and obligations (i) on Sublandlord’s part to be kept, observed or performed under the Master Lease to the extent same shall have been incorporated herein and Subtenant is not incapable of observing or performing such covenant or obligation because it is personal to Sublandlord, (ii) on the part of Subtenant to be kept, observed or performed under this Sublease, including without limitation arising from Subtenant’s holding over, failure to vacate or surrender the Premises upon expiration or sooner termination of this Sublease, or (iii) otherwise arising out of or with respect to Subtenant’s use and occupancy of the Premises from and after the Commencement Date. The provisions of this Section 6.1 shall survive the expiration or earlier termination of the Master Lease and/or this Sublease, except to the extent any of the foregoing is caused by the sole negligence of Sublandlord.

6.2 Except as otherwise expressly provided in, or otherwise inconsistent with, this Sublease, or to the extent not applicable to the Premises, the terms, provisions, covenants, stipulations, conditions, rights, obligations, remedies and agreements contained in the Master Lease are incorporated in this Sublease by reference, and are made a part hereof as if herein set forth at length, Sublandlord being substituted for the “Landlord” under the Master Lease, Subtenant being substituted for the “Tenant” under the Master Lease, Premises being substituted for “Premises” under the Master Lease, “Base Rent” being substituted for “Fixed Rent” under the Master Lease, “Additional Rent” being substituted for “Additional Charges” under the Master Lease, except that the following provisions of the Master Lease are hereby modified, or deemed deleted therefrom or which deleted provision(s) shall have no force and effect as between Sublandlord and Subtenant:

(a) Notwithstanding anything to the contrary set forth in Article 1 of the Master Lease or elsewhere in the Master Lease, the term of this Sublease and Base Rent payable under this Sublease and the amount of the Security required of Subtenant shall be as set forth in Sections 2, 3 and 18 herein.

(b) All amounts payable hereunder by Subtenant shall be payable directly to Sublandlord.

(c) The provisions of Articles, 1, 3, 4, 7, 10, 11, 12, 13, 14, 15, 19, 20, 28, 29, 31, 33, 36, 39, 40, 41, 43, and 44, Sections 2.02, 2.03, 5.02, 5.03, 5.04, 9.06, 9.08, 9.09, 9.10, 16.04, 16.05, 35.17 Exhibits A, C, I, and J and the Schedules 1, 2 and 3 of the Master Lease shall not apply to this Sublease.

(d) The following portions of the Master Lease shall be modified for purposes of this Sublease as indicated below:

(i)

Section 21.01 shall be modified so as to delete that portion of Section 21.01 beginning with the phrase, “other than those” on the 7th line down from the top of Section 21.01 through and including the phrase “provided in this lease” on the 12th line down from the top of Section 21.01.

7. Landlord’s Performance Under Master Lease; Services, Repairs and Alterations.

7.1 Except to the extent caused by Subtenant’s negligence or willful misconduct, Sublandlord shall at Sublandlord’s cost and expense, maintain and repair the Premises in its condition as of the Commencement Date, reasonable wear and tear and damage by fire and other casualty excepted. If any repairs or maintenance is required due to the negligence or willful misconduct of Subtenant, Subtenant shall reimburse Sublandlord for the cost thereof upon demand as Additional Rent hereunder.

7.2 Notwithstanding anything to the contrary contained in this Sublease or in the Master Lease, Sublandlord shall not be required to provide any of the services that Landlord has agreed to provide pursuant to the Master Lease (or required by law) or take any other action that Landlord has agreed to provide, furnish, make, comply with, or take, or cause to be provided, furnished, made, complied with or taken under the Master Lease, but Sublandlord agrees to use all diligent efforts, at Subtenant’s sole cost and expense with respect to the Premises, to obtain the same from Landlord (provided, however, that Sublandlord shall not be obligated to use such efforts or take any action which might give rise to a default under the Master Lease), and Subtenant shall rely upon and look solely to Landlord for the provision, furnishing or making thereof or compliance therewith. Subtenant shall not have any claim against Sublandlord by reason of the Landlord’s failure or refusal to comply with the provisions of the Master Lease, unless such failure or refusal is a result of Sublandlord’s act or failure to act. If Landlord shall default in the performance of any of its obligations under the Master Lease, Sublandlord may, upon reasonable request and at the sole cost and expense of Subtenant (including but not limited to payment of all of Sublandlord’s attorney’s fees and costs), timely institute and diligently prosecute any action or proceeding which Subtenant and Sublandlord, in their reasonable judgment, deem meritorious, in order to have Landlord make such repairs, furnish such electricity, provide such services or comply with any other obligation of Landlord under the Master Lease or as required by law. However, notwithstanding the foregoing, Sublandlord shall have no obligation to institute or diligently prosecute any action or proceeding which Subtenant could bring directly against Landlord without Sublandlord being a party to such action or proceeding. Subtenant shall protect, defend, indemnify and hold harmless Sublandlord from and against any and all such claims arising from or in connection with such request, action or proceeding. This indemnity and hold harmless agreement shall include indemnity from and against any and all liability, fines, suits, demands, costs and expenses of any kind or nature, including, without limitation, reasonable attorneys’ fees and disbursements, incurred in connection with any such claim, action or proceeding brought thereon. Subtenant shall not make any claim against Sublandlord for any damage which may arise, nor shall Subtenant’s obligations hereunder be diminished, by reason of (i) the failure of Landlord to keep, observe or perform any of its obligations pursuant to the Master Lease, unless such failure is due to Sublandlord’s negligence or misconduct, or (ii) the acts or omissions of Landlord, its agents, contractors, servants, employees, invitees or licensees. The provisions of this Section 7.2 shall survive the expiration or earlier termination of the Term hereof.

7.3 Subtenant shall not make or allow to be made any alterations, changes, additions or improvements (collectively, “Alterations”) to the Premises or any part thereof without the prior written consent of Landlord and Sublandlord, which consent Sublandlord will not unreasonably withhold, condition or delay. Prior to the commencement of any Alteration, Subtenant shall prepare for Sublandlord’s approval complete and final architectural plans and specifications and engineering plans and specifications (“Subtenant’s Plans”) for the Alterations at Subtenant’s expense. Such Subtenant’s Plans will reflect improvements of high quality and design in accordance with the Building standards and becoming of first-class office space in Long Island City, New York. Sublandlord shall deliver written approval of or objections to such Subtenant’s Plans to Subtenant within fifteen (15) business days after Sublandlord’s receipt of all of the Subtenant’s Plans. If Sublandlord does not approve the Subtenant’s Plans within such time period, Sublandlord’s consent to Subtenant’s Plans shall be deemed denied. Subtenant’s Plans shall comply with all governmental requirements and Sublandlord’s approval of Subtenant’s Plans shall not constitute an implication, representation or certification that Subtenant’s Plans and/or the Subtenant Work (as hereinafter defined) are in compliance with governmental requirements. If Landlord and Sublandlord shall consent to any Alterations to the Premises, such Alterations shall be subject to any terms, covenants, conditions and agreements which Landlord or Sublandlord may reasonably prescribe from time to time, which shall include (i) a requirement that Subtenant’s laborer’s work in harmony with Sublandlord’s laborers, (ii) a requirement that Subtenant utilize only contractors and subcontractors’ that are approved by Sublandlord, (iii) Subtenant providing Sublandlord with additional insurance coverage as reasonably requested by Sublandlord in connection with such Alterations, (iv) Subtenant providing Sublandlord with an indemnity reasonably satisfactory to Sublandlord in connection with such Alterations, and (v) a requirement that, prior to the commencement of any Alterations to the Premises, Subtenant deliver to Landlord and Sublandlord written acknowledgments from all materialmen, contractors, artisans, mechanics, laborers and any other persons furnishing any labor, services, materials, supplies or equipment to Subtenant with respect to the Premises that they will look exclusively to Subtenant for payment of any sums due in connection therewith and that Landlord and Sublandlord shall have no liability for such costs. All Alterations to the Premises made or requested by Subtenant shall be at Subtenant’s sole cost and expense. Upon the expiration or sooner termination of the Term, Subtenant shall deliver the Premises to Sublandlord in the same condition it was in on the Term Commencement Date, reasonable wear and tear excepted. Any Alterations to the Premises, excepting movable furniture and trade fixtures, shall become the property of Landlord and shall be surrendered with the Premises, unless Landlord or Sublandlord shall direct Subtenant to remove any such Alterations. In such event, Subtenant shall on or before the Expiration Date remove same at its sole risk cost and expense and restore or repair in a good and workmanlike manner any damage to the

Premises occasioned by such removal and restore the Premises to the condition existing prior to such Alterations, normal wear and tear accepted. In the event Subtenant fails to restore or repair the Premises or to remove its personal property and trade fixtures, Sublandlord shall have the right, but not the obligation, to enter the Premises and perform such restoration, repair or removal at Tenant’s expense and to charge Tenant as Additional Rent for the cost of such work.

8. Consents. Subtenant agrees that whenever Sublandlord’s consent or approval is required hereunder (except in connection with Article 17 hereof, pursuant to which Sublandlord may withhold consent or approval it its sole and absolute discretion), or where something must be done to Sublandlord’s satisfaction, Sublandlord will not unreasonably withhold or condition Sublandlord’s consent; provided, however, that whenever the consent or approval of Landlord, the lessor under a superior lease, or the mortgagee under a mortgage, as the case may be, is also required pursuant to the terms of the Master Lease, if Landlord, the lessor under a superior lease, or the mortgagee under a mortgage shall withhold its consent or approval for any reason whatsoever, Sublandlord shall be deemed to have denied its consent or approval.

9. Termination of Lease.

9.1 In the event of a default under the Master Lease which results in the termination of the Master Lease, Subtenant shall in accordance with the provisions of Section 7.07 of the Master Lease, at the option of Landlord, attorn to and recognize Landlord as landlord hereunder and shall, promptly upon Landlord’s request, execute and deliver all instruments necessary or appropriate to confirm such attornment and recognition. Subtenant hereby waives all rights under any present or future law to elect, by reason of the termination of Lease, to terminate this Sublease or surrender possession of the Premises. Sublandlord shall not be liable to Subtenant by reason of such termination of the Master Lease or by reason of a termination of the Master Lease by either Landlord or Sublandlord.

9.2 If any one or more of the following events shall occur, that is to say:

(a) The Subtenant shall become insolvent or shall take the benefit of any present or future insolvency statute, or shall make a general assignment for the benefit of creditors, or file a voluntary petition in bankruptcy or a petition or answer seeking an arrangement or its reorganization or the readjustment of its indebtedness under the federal bankruptcy laws or under any other law or statute of the United States or of any state thereof, or consent to the appointment of a receiver, trustee, or liquidator of all or substantially all of its property; or

(b) By order or decree of a court the Subtenant shall be adjudged bankrupt or an order shall be made approving a petition filed by any of its creditors or by any of the stockholders of the Subtenant, seeking its reorganization or the readjustments of its indebtedness under the federal bankruptcy laws or under any law or statute of the United States or of any state thereof, provided that if any such judgment or order is stayed or vacated within sixty (60) days after the entry thereof, any notice of cancellation shall be and become null, void and of no effect; or

(c) By or pursuant to, or under authority of any legislative act, resolution or rule, or any order or decree of any court or governmental board, agency or officer having jurisdiction, a receiver, trustee or liquidator shall take possession or control of all or substantially all of the property of the Subtenant, and such possession or control shall continue in effect for a period of thirty (30) days; or

(d) The Subtenant shall voluntarily abandon, desert or vacate the Premises or discontinue its operations at the Premises or, after exhausting or abandoning any right of further appeal, the Subtenant shall be prevented for a period of thirty (30) days by action of any governmental agency other than the Sublandlord having jurisdiction thereof, from conducting its operations at the Premises, regardless of the fault of the Subtenant; or

(e) Any lien is filed against the Premises because of any act or omission of the Subtenant and shall not be discharged of record, or by bonding through an insurance company duly authorized to write such bonds in New York State, within thirty (30) days after the Subtenant has received notice thereof; or

(f) The letting hereunder or the interest or estate of the Subtenant under this Sublease shall be transferred directly by the Subtenant or shall pass to or devolve upon, by operation of law or otherwise, any other person, firm or corporation; or

(g) A petition under any part of the federal bankruptcy laws or an action under any present or future insolvency law or statute shall be filed against the Subtenant and shall not be dismissed within sixty (60) days after the filing thereof; or

(h) The Subtenant violates the provisions of Section 17.1 of this Sublease; or

(i) The Subtenant shall fail duly and punctually to pay the rentals or to make any other payment required hereunder when due to the Sublandlord and shall continue in its failure to pay rentals or fees or to make any other payment required hereunder for a period of five (5) days after the due date thereof; or

(j) The Subtenant shall fail to keep, perform and observe each and every other promise, covenant and agreement set forth in this Sublease on its part to be kept, performed, or observed, within thirty (30) days after receipt of notice of default thereunder from the Sublandlord (except where fulfillment of its obligation requires activity over a period of time and the Subtenant shall have commenced to perform whatever may be required for fulfillment within thirty (30) days after receipt of notice and continues such performance without interruption except for causes beyond its control);

Then, upon the occurrence of any such event of default or at any time thereafter during the continuance thereof, in addition to all other rights and remedies of Sublandlord as a result of such default, Sublandlord shall have the right to terminate this Sublease upon at least five (5) business days written notice to Subtenant identifying the termination date hereof. In the event Sublandlord exercises its right to terminate this Sublease, this Sublease shall terminate on the date set forth in Sublandlord’s termination notice as if such termination date were the original Expiration Date of the Term of this Sublease, but Subtenant shall remain liable under this Sublease as a result of such event of default.

9.3 No acceptance by the Sublandlord of rentals, fees, charges or other payments in whole or in part for any period or periods after a default of any of the terms, covenants and conditions hereof to be performed, kept or observed by the Subtenant shall be deemed a waiver of any right on the part of the Sublandlord to terminate the letting.

9.4 No waiver by the Sublandlord of any default on the part of the Subtenant in performance of any of the terms, covenants or conditions hereof to be performed, kept or observed by the Subtenant shall be or be construed to be a waiver by the Sublandlord of any other or subsequent default in performance of any of the said terms, covenants and conditions.

9.5 Without limiting any applicable cure periods available to the Subtenant as set forth in this Sublease, the rights of termination described above shall be in addition to any other rights of termination provided in this Sublease and in addition to any rights and remedies that the Sublandlord would have at law or in equity consequent upon any breach of this Sublease by the Subtenant, and the exercise by the Sublandlord of any right of termination shall be without prejudice to any other such rights and remedies.

9.6 Subtenant specifically waives the right of redemption provided or in New York Real Property Actions and Proceedings Law § 761, and any similar or successor statute.

9.7 Notwithstanding anything contained in this Sublease to the contrary, in the event that Subtenant at any time is not owned and controlled, directly or indirectly, by Sublandlord, then Sublandlord and Subtenant shall each have the option to terminate this Sublease upon no less than twelve (12) months (measured from the effective date of such change in ownership or control) written notice to the other party identifying the termination date hereof (the “Early Termination Option”). In the event Sublandlord or Subtenant validly exercises the Early Termination Option upon at least twelve (12) months prior written notice to the other party identifying the termination date hereof, this Sublease shall terminate on the date set forth in the termination notice as if such termination date were the original Expiration Date of the Term of this Sublease.

10. Sublease, Not Assignment. Notwithstanding anything contained herein, this Sublease shall be deemed to be a sublease of the Premises and not an assignment, in whole or in part, of Sublandlord’s interest in the Master Lease.

11. Damage, Destruction, Fire and Other Casualty. Notwithstanding any contrary provision of this Sublease or the provisions of the Master Lease herein incorporated by reference, Subtenant shall not have the right to terminate this Sublease as to all or any part of the Premises, or be entitled to an abatement of Rent or any other item of Rental, by reason of a casualty or condemnation affecting the Premises unless Sublandlord is entitled to terminate the Master Lease or is entitled to a corresponding abatement with respect to its corresponding obligation under the Master Lease. If Sublandlord is entitled to terminate the Master Lease for all or any portion of the Premises by reason of casualty or condemnation, Subtenant may terminate this Sublease as to any corresponding part of the Premises by written notice to Sublandlord given at least five (5) business days prior to the date(s) Sublandlord is required to give notice to Landlord of such termination under the terms of the Master Lease. Notwithstanding anything contained in the Master Lease to the contrary, as between Sublandlord and Subtenant only, all insurance proceeds or condemnation awards received by Sublandlord under the Master Lease shall be deemed property of Sublandlord.

12. No Waivers. Failure by Sublandlord in any instance to insist upon the strict performance of any one or more of the obligations of Subtenant under this Sublease, or to exercise any election herein contained, shall in no manner be or be deemed to be a waiver by Sublandlord of any of Subtenant’s defaults or breaches hereunder or of any of Sublandlord’s rights and remedies by reason of such defaults or breaches, or a waiver or relinquishment for the future of the requirement of strict performance of any and all of Subtenant’s obligations hereunder. Further, no payment by Subtenant or receipt by Sublandlord of a lesser amount than the correct amount or manner of payment of Rental due hereunder shall be deemed to be other than a payment on account, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed to effect or evidence an accord and satisfaction, and Sublandlord may accept any checks or payments as made without prejudice to Sublandlord’s right to recover the balance or pursue any other remedy in this Sublease or otherwise provided at law or equity.

13. Notices. Any notice, statement, demand, consent, approval, advice or other communication required or permitted to be given, rendered or made by either party to the other, pursuant to this Sublease or pursuant to any applicable law or requirement of public authority (collectively, “Notices”) shall be in writing and shall be deemed to have been properly given, rendered or made only if sent by personal delivery, receipted by the party to whom addressed, or registered or certified mail, return receipt requested, posted in a United States post office station in the continental United States, addressed (i) to Subtenant at its address set forth below or at the Premises, and (ii) to Sublandlord, at its addresses set forth below. All such Notices shall be deemed to have been given, rendered or made when delivered and receipted by the party to whom addressed, in the case of personal delivery, or three (3) days after the day so mailed. Either party may, by notice as aforesaid actually received, designate a different address or addresses for communications intended for it.

Sublandlord’s addresses:

CITIBANK, N.A.,

c/o Citi Realty Services

Two Court Square, 4th Floor

Long Island City, New York 11120

Attention: Lease Administrator

In addition to the foregoing Notice provisions, copies of any and all notices of default or notices commencing or relating to any default by, or action, suit or proceeding against, Sublandlord arising under this Sublease or relating to the Premises or the Building, shall also reference this Sublease and shall be sent, in addition, to the following: Citigroup, Inc., 125 Broad Street, 7th Floor, New York, New York 10004, Attn.: General Counsel of Real Estate.

Subtenant’s addresses:

Prior to the Term commencing, notices to Subtenant shall be sent to Subtenant at 333 West 34th Street, 10th Floor, New York, New York 10001, Attention: Krystyna Grabowska, Senior Vice President and after the Term commences, notices to Subtenant shall be sent to Subtenant at the Premises to the attention of Krystyna Grabowska, Senior Vice President.

14. Broker. Each party hereto covenants, warrants and represents to the other party that it has had no dealings, conversations or negotiations with any broker concerning the execution and delivery of this Sublease. Each party hereto agrees to defend, indemnify and hold harmless the other party against and from any claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and disbursements, arising out of its respective representations and warranties contained in this Article 14 being untrue. The provisions of this Article 14 shall survive the expiration or earlier termination of this Sublease.

15. Condition of the Premises/Move to Premises.

15.1 Subtenant represents that it has made or caused to be made a thorough examination of the Premises and is familiar with the condition of every part thereof. Subtenant agrees to accept the Premises in its “as is” condition on the date hereof, reasonable wear and tear between the date hereof and the Commencement Date excepted. Sublandlord has not made and does not make any representations or warranties as to the physical condition of the Premises, the use to which the Premises may be put, or any other matter or thing affecting or relating to the Premises, except as specifically set forth in this Sublease. Sublandlord shall have no obligation whatsoever to alter, improve, decorate or otherwise prepare the Premises for Subtenant’s occupancy other than that Sublandlord shall install a file room with filing cabinets (otherwise referred to as “The Record Management Area Equipment/ LAN Room”) in the Premises (collectively, “Sublandlord’s Work”) and perform the other work listed with Exhibit D, all at Sublandlord’s cost and expense. Upon the expiration or earlier termination of this Sublease, Subtenant shall remove all the equipment in The Record Management Area Equipment/ LAN Room listed on Exhibit D and restore only The Record Management Area Equipment/ LAN Room to the condition it was in prior to the commencement of Sublandlord’s Work.

15.2 On the Commencement Date or other mutually agreed upon date between Sublandlord and Subtenant, Sublandlord shall arrange for the moving of the portable contents of Subtenant’s existing leased premises (including computer equipment) to the Premises at Sublandlord’s expense, up to a maximum cost of $57,000. In the event that the cost of such move is in excess of $57,000.00, Subtenant shall pay such excess cost to Sublandlord within ten (10) days of demand therefor as Additional Rent hereunder. Notwithstanding the foregoing, Subtenant shall be responsible for the cost of delivering and installing new equipment, customer notifications, and auxiliary address changes under its business forms.

16. Consent of Landlord to This Sublease. Sublandlord and Subtenant each hereby acknowledge and agree Landlord’s consent is not required for this Sublease in accordance with Article 7 of the Master Lease. However, in accordance with Section 7.07 of the Master Lease, Subtenant hereby acknowledges and agrees that the provisions of Section 7.07 of the Master Lease are hereby agreed to by Subtenant and are incorporated herein by reference as if fully set forth herein such that this Sublease shall qualify as a “Sublease Document” under the Master Lease. Accordingly, this Sublease is subject and subordinate to the Master Lease on all the terms and conditions of Section 7.07(b) of the Master Lease.

17. Assignment, Subletting and Mortgaging.

17.1 Subtenant shall not assign, sell, transfer (whether by operation or law or otherwise), pledge, mortgage or otherwise encumber this Sublease or any portion of its interest in the Premises, nor sublet all or any portion of the premises or permit any other person or entity to use or occupy all or any portion of the Premises, without the prior written consent of Sublandlord and Landlord. The granting or withholding of such consent may be exercised by Sublandlord in its sole discretion. Subtenant shall indemnify and hold Sublandlord harmless from and against any claim, loss, damage, cost and expense sustained or incurred by Sublandlord as a result of, or arising out of, a breach by Subtenant of the terms and covenants of this Section 17.1 of the Sublease. In connection with any assignment or subletting of the Premises by Subtenant, Subtenant shall pay any and all fees due under the Lease from Sublandlord to Landlord. Even if Sublandlord consents to an assignment or sublease, such assignment or sublease shall not be effective unless it complies with the provisions of Article 7 of the Master Lease. The provisions of this Section 17.1 of the Sublease shall survive the expiration or sooner termination of this Sublease.

Subtenant shall pay to Sublandlord all rent, additional rent or other payments and consideration received by Subtenant in connection with any subletting in excess of Rental payable by Subtenant to Sublandlord.

17.2 For the purposes of this Article 17, an assignment or subletting shall be deemed to have occurred upon: (i) the subletting or assignment to a subsidiary or affiliate of Subtenant or occupancy by Subtenant’s subsidiaries or affiliates; (ii) the sale or transfer, whether pursuant to a single transaction or in a series of related or unrelated transactions, including without limitation by consolidation, merger or reorganization, of a majority of the voting stock of Subtenant or any beneficial interest therein, if Subtenant is a corporation, or any sale or other transfer, whether pursuant to one or more successive transactions, of a majority of the general partnership interests in Subtenant or any beneficial interest therein, if Subtenant is a partnership, except if the subtenant occupying the Premises at all times thereafter remains the named Subtenant under this Sublease (in which case it shall not be a default hereunder but Sublandlord shall have the right to terminate this Sublease in accordance with Section 9.7 hereof); and (iii) the sale or other transfer, whether pursuant to one or more successive transactions, of more than fifty (50%) percent, by value, of the assets of Subtenant used in conducting its business in the Premises, except if the subtenant occupying the Premises at all times thereafter remains the named Subtenant under this Sublease (in which case it shall not be a default hereunder but Sublandlord shall have the right to terminate this Sublease in accordance with Section 9.7 hereof).

17.3 If this Sublease be assigned, or if the Premises or any part thereof be sublet (whether or not Sublandlord and Landlord shall have consented thereto), Sublandlord, after default by Subtenant in its obligations hereunder, may collect rent from the assignee or subtenant and apply the net amount collected to the Rental herein reserved. No such assignment or subletting shall be deemed a waiver of the covenant set forth in this Article 17, or the acceptance of the assignee or subtenant as a tenant, or a release of Subtenant from the further performance and observance by Subtenant of the covenants, obligations and agreements on the part of Subtenant to be performed or observed herein. The consent by Sublandlord or Landlord to an assignment, sale, pledge, transfer, mortgage or subletting shall not in any way be construed to relieve Subtenant from obtaining the express consent in writing, to the extent required by this Sublease or the Master Lease, of Sublandlord and Landlord to any further assignment, sale, pledge, transfer, mortgage or subletting.

18. Security. So long as Subtenant is an affiliate of Sublandlord, no security deposit shall be required hereunder. However, at all times during the Term hereof that Subtenant is not an affiliate of Sublandlord, Subtenant shall deposit with Sublandlord a sum equal to three (3) months’ Base Rent as security (the “Security”) for the faithful performance and observance by Subtenant of the terms, provisions and conditions of this Sublease, including, but not limited to, the payment of Base Rent and all other items of Rental and the surrender of the Premises to Sublandlord as herein provided. If Subtenant defaults in respect of any of the terms, provisions and conditions of this

Sublease, Sublandlord may apply or retain the whole or any part of the Security so deposited, as the case may be, to the extent required for the payment of any Base Rent or any other item of Rental as to which Subtenant is in default or for any sum which Sublandlord may expend or be required to expend by reason of Subtenant’s default in respect of any of the terms, covenants and conditions of this Sublease, including, but not limited to, any damages or deficiency in the reletting of the Premises, whether such damages or deficiency accrue or accrues before or after summary proceedings or other re-entry by Sublandlord. If Sublandlord applies or retains any part of the Security so deposited, Subtenant, upon demand, shall deposit with Sublandlord the amount so applied or retained so that Sublandlord shall have the full deposit on hand at all times during the Term. If Subtenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Sublease, the Security, together with accrued interest thereon, shall be returned to Subtenant after the Expiration Date and after delivery of possession of the Premises to Sublandlord in the condition required to be delivered to Landlord under the Master Lease, except as otherwise provided herein. Subtenant shall not assign or encumber or attempt to assign or encumber the monies deposited herein as security and neither Sublandlord nor its successors or assigns shall be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.

19. Holding Over. If Subtenant retains possession of the Premises or any part thereof after the expiration or earlier termination of the Term, without the express consent of Sublandlord, such holding over shall be deemed to be month to month only and shall be subject to all of the terms and conditions contained herein. In such event Subtenant shall pay Sublandlord a monthly rental equal to the greater of (i) two (2) times the Base Rent and additional rent payable hereunder during the last month of the Term or (ii) (x) Base Rent and additional rent in amounts equal to the rent Sublandlord is required to pay Landlord pursuant to Article 34 of the Master Lease; and (y) any and all other amounts, including, without limitation, consequential damages, Sublandlord is obligated to pay Landlord pursuant to said Article 34 or elsewhere in the Master Lease and under applicable laws. The provisions of this Paragraph 19 of the Sublease shall not be deemed to limit or constitute a waiver of any other rights of Sublandlord provided herein or at law.

20. Electric Current. Subtenant covenants and agrees that at all times its use of electric current shall not exceed the capacity of existing feeders to the Building or the risers or wiring installation, and Subtenant may not use any electrical equipment which, in Sublandlord’s opinion, will overload such installations or interfere with the use thereof by other tenants of the Building, including Sublandlord. The change at any time of the character of electric service shall in no wise make Sublandlord liable or responsible to Subtenant for any loss, damage or expenses that Subtenant may sustain. Sublandlord makes no representation as to the suitability, character or nature of the electric current or water supply.

21. Rules of Sublandlord. Subtenant shall comply with the commercially reasonable rules that Sublandlord may from time to time create, modify, amend or delete; provided, however, that no rules may materially increase Subtenant’s obligations under this Sublease or materially adversely affect Subtenant’s use of the Premises.

22. Sublandlord’s Information Technology Systems. Subtenant shall not access, utilized or otherwise interfere with Sublandlord’s information technology systems, telephones, switches and switching equipment, racks, wiring, cabling, telecommunications, antenna, communication equipment, and like equipment or systems, whether now or hereafter installed. Subject to the prior sentence, Subtenant will install, access and utilize its own information technology systems, telephones, switches and switching equipment, racks, wiring, cabling, telecommunications, antenna communication equipment, and like equipment or systems. This includes, but is not limited to, the following equipment that is owned by Subtenant and will be installed and maintained by Subtenant:

•

6509 network switch and 2811 router shipped from Duluth, GA to LIC1 to be installed on 44th floor utilizing existing rack space. The devices being shipped from Duluth include power supply, router, switch and line cards necessary to support 48 ports/users.

•

Move remaining Network line cards and 6509 network switch from 333 W. 34th Street to LIC1. These additional line cards are necessary to support remaining 192 ports/users (for a total of 240 ports/users).

•	Relocate existing Wintel rack from 333 W. 34th to LIC1 44th floor computer room containing: 2 IBM Wintel x3650 Servers.

•	Relocated existing AIX rack from 333 W. 34th to LIC1 (floor to be determined) containing: 2 IBM AIX p630s servers, 1 IBM HMC from 333 W. 34th to LIC1.

•	All remaining NBL-owned technology-related equipment will be disconnected, moved and tested by PFS team with the physical move. This includes PCs, Printers, Fax, Impage, etc.

•	Purchase and deliver new Image Equipment to LIC1, this is NBL owned and maintained equipment.

23. Existing Furniture. During the term of this Sublease, (i) the furniture listed on Exhibit C (the “Existing Furniture”) and presently located within the Premises shall remain on the Premises, (ii) so long as Subtenant is not in breach or default in the performance of its obligations under this Sublease, Subtenant shall have the right to use the Existing Furniture for its intended use, provided, however, that no part of Base Rent or other Rental shall be attributed to Subtenant’s use of the Existing Furniture, (iii) Subtenant shall, at Subtenant’s sole cost and expense, at all times maintain the Existing Furniture in good condition, ordinary wear and tear excepted, and (iv) Subtenant shall not remove or cause the removal of any of the Exiting Furniture from the Premises. Upon the expiration, but not the sooner termination, of the term of this

Sublease, Subtenant shall return the Existing Furniture to Sublandlord in the same condition as it was in on the Commencement Date, reasonable wear and tear and damage by fire or other casualty excepted. Subtenant shall indemnify and hold Sublandlord harmless from and against all costs, losses, damages, claims and expenses (including reasonable attorney’s fees) resulting from or arising out of Subtenant’s failure to so return the Existing Furniture.

24. USA Patriot Act. Each party hereby represents and warrants that:

(a) The Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) has not listed such party or any of such party’s affiliates, or any person that controls, is controlled by, or is under common control with such party, on its list of Specially Designated Nationals and Blocked Persons; and

(b) It is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation named by any Executive Order, the United States Treasury Department, or United States Office of Homeland Security as a terrorist, Specially Designated National and Blocked Person, or other banned or blocked person, entity, nation or pursuant to any law, order, rule or regulation that is enforced or administered by the OFAC.

25. Miscellaneous.

25.1 Entire Agreement; Successors. This Sublease contains the entire agreement between the parties concerning the sublet of the Premises and sets forth all of the covenants, promises, conditions, and understandings between Sublandlord and Subtenant concerning the Premises. There are no oral agreements or understandings between parties hereto affecting this Sublease and this Sublease supersedes and cancels any and all previous negotiations, arrangements, agreements and understandings, if any, between the parties hereto with respect to the subject matter hereof, and none shall be used to interpret or construe this Sublease. Any agreement hereafter made shall be ineffective to change, modify or discharge this Sublease in whole or in part unless such agreement is in writing and signed by the parties hereto. No provision of this Sublease shall be deemed to have been waived by Sublandlord or Subtenant unless such waiver be in writing and signed by Sublandlord or Subtenant, as the case may be. The covenants, agreements and rights contained in this Sublease shall bind and inure to the benefit of Sublandlord and Subtenant and their respective permitted successors and assigns.

25.2 Severability. In the event that any provision of this Sublease shall be held to be invalid or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Sublease shall be unaffected thereby.

25.3 Headings; Capitalized Terms. The paragraph headings appearing herein are for purpose of convenience only and are not deemed to be a part of this Sublease. Capitalized terms used herein shall have the same meanings as are ascribed to them in the Master Lease, unless otherwise expressly defined herein.

25.4 Binding Effect. This Sublease is offered to Subtenant for signature with the express understanding and agreement that this Sublease shall not be binding upon Sublandlord unless and until Sublandlord shall have executed and delivered a fully executed copy of this Sublease to Subtenant.

25.5 Insurance. All insurance policies required to be obtained by Subtenant under Article 26 of this Sublease or the Master Lease shall name Landlord and Sublandlord as additional insureds as their interests may appear.

25.6 Governing Law. This Sublease shall be governed by, and construed in accordance with, the laws of the state in which the Premises are located, without regard to the law of that State concerning choice of law.

25.7 Sublease Supersedes. In the event of a conflict or inconsistency between the provisions of this Sublease and the Master Lease, the provisions of this Sublease shall supersede and control. However, nothing contained herein shall affect the Landlord’s rights under the Master Lease.

25.8 Further Assurances. The parties hereto agree that each of them, upon the request of the other party, shall execute and deliver such further documents, instruments or agreements and shall take such further action as may be necessary or appropriate to effectuate the purpose of this Sublease.

25.9 Counterparts. This Sublease may be executed in any number of counterparts, each of which shall be an original, but all of which shall together constitute one and the same instrument.

25.10 Jury Trial Waiver. THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, UNCONDITIONALLY AND IRREVOCABLY WAIVE ANY RIGHT EACH MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER ARISING IN TORT OR CONTRACT) BROUGHT BY EITHER AGAINST THE OTHER ON ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS SUBLEASE OR ANY OTHER DOCUMENT EXECUTED AND DELIVERED BY EITHER PARTY IN CONNECTION HEREWITH OR ANY COURSE OF DEALING OR CONDUCT OF THE PARTIES, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY PERSON. THIS WAIVER IS A MATERIAL INDUCEMENT TO SUBLANDLORD TO ENTER INTO THIS SUBLEASE.

25.11 Authority. Each party represents and warrants to the other that it has full authority and power to enter into and perform its obligations under this Sublease, that the person executing this Sublease is fully empowered to do so, and that no consent or authorization is necessary from any party to enter into this Sublease.

25.12 No Recording. Subtenant covenants and agrees that Subtenant shall not record this Sublease nor a memorandum hereof.

25.13 Authority. Each party represents and warrants to the other that it has full authority and power to enter into and perform its obligations under this Sublease, that the person executing this Sublease is fully empowered to do so, and that no consent or authorization is necessary from any party to enter into this Sublease.

26. Insurance: This Article 26 shall apply only if and when Subtenant is no longer owned and controlled (directly or indirectly) by Sublandlord. Prior to such time, Sublandlord shall include Subtenant within Sublandlord’s insurance coverage.

26.1 Coverage. Subtenant shall assume the risk of damage to any fixtures, goods, inventory, merchandise, equipment, furniture and leasehold improvements and Sublandlord shall not be liable for injury to Subtenant’s business or any loss of income therefrom relative to such damage. Subtenant shall at all times during the term of this Lease, and at its own cost and expense, procure and continue in force the following insurance policies and/or endorsements (individually “Policy” and collectively the “Policies”):

(a) Commercial general liability insurance, including bodily injury and property damage, personal injury and contractual liability, with respect to all claims, demands or actions by any person or entity, in and arising from, related to, or connected with the conduct and operation of Subtenant’s business in the Premises or Subtenant’s use of the Premises, with a minimum limit of One Million and No/100 Dollars ($1,000,000.00) per occurrence with a Five Million and No/100 Dollars ($5,000,000.00) aggregate combined single limit;

(b) A policy of “all risk” coverage insurance covering all its personal property, tenant improvements, and alterations, in, on, or about the Premises to the extent of at least one hundred percent (100%) of their full replacement value. The proceeds from any such policy shall be used by Subtenant for the replacement of personal property or the restoration of tenant improvements or alterations;

(c) Business interruption insurance with sufficient coverage to provide for payment of rent and other fixed costs for a period of not less than six (6) consecutive months during any interruption of Subtenant’s business by reason of fire or other similar cause;

(d) Workers’ compensation insurance as required by law, including employer’s liability, with respect to all claims, demands or actions by any person or entity, in and arising from, related to, or connected with the operation of Subtenant’s business;

(e) Such other insurance as Sublandlord may reasonably require from time to time.

26.2 Insurance Policies.

(a) The limits of said Policies shall not, however, limit the liability of Subtenant hereunder. If Subtenant fails to procure and maintain said insurance, Sublandlord may, but shall not be required to, procure and maintain same, but at the expense of Subtenant. Insurance required hereunder shall be with companies having an A.M. Best rating of A- VIII or better.

(b) Subtenant shall cause each of the Policies (except as to the Workers’ compensation insurance and Subtenant’s personal property insurance) to name Sublandlord and its affiliates, officers, directors, employees, agents and assigns and Landlord (and any other parties if required pursuant to the Lease) as additional insureds. Each of the Policies shall be primary and noncontributing with respect to any coverage that Sublandlord or Landlord may carry. Each of the Policies shall (i) be issued by insurance companies licensed to do business in the State of New York, (ii) include a waiver of subrogation by the insurer against Sublandlord and Landlord (and any other parties if required pursuant to the Lease), and (iii) contain an endorsement requiring thirty (30) days’ written notice from the insurance company to Subtenant and Sublandlord before cancellation or change in the coverage, scope, or amount of any policy. On the Commencement Date and on renewal of any Policy and not less than thirty (30) days before expiration of the term of a Policy, Subtenant shall deposit with Sublandlord a copy of each of the Policies, or a certificate of each of the Policies, together with evidence of payment of premiums.

26.3 Waiver of Subrogation. The parties release each other, and their respective authorized representatives, from any claims for damage to any person or to the Premises and the Building and to the fixtures, personal property, tenant’s improvements, and alterations of either Sublandlord or Subtenant in or on the Premises and the Building that are caused by or result from risks insured against under any insurance policies carried by the parties or required to be carried by either party under this Lease. Each party shall cause each insurance policy obtained by it to provide that the insurance company waives all right of recovery by way of subrogation against either party in connection with any damage covered by any policy. If any insurance policy cannot be obtained with a waiver of subrogation, or is obtainable only by the payment of an additional premium charged above that charged by insurance companies issuing policies without waiver of subrogation, the party undertaking to obtain the insurance shall notify the other party of this fact. The other party shall have a period of ten (10) days after receiving the notice either to place the insurance with a company that is reasonably satisfactory to the other party and that will carry the insurance with a waiver of subrogation, or to agree to pay the additional premium if such a policy is obtainable at additional cost. If the insurance cannot be obtained or the party in whose favor a waiver of subrogation is desired refuses to pay the additional premium, charged, the other party is relieved of the obligation to obtain a waiver of subrogation rights with respect to the particular matter involved.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement of Sublease as of the day and year first above written.

SUBLANDLORD:

CITIBANK, N.A,

By:	/s/ David P. Calley
Its:	Vice President

SUBTENANT:

NATIONAL BENEFIT LIFE INSURANCE COMPANY

By:	/s/ [Illegible]
Its:	Pres. & CEO